Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the VimpelCom Ltd. Director Investment Plan of our reports dated April 30, 2012, with respect to the consolidated financial statements of VimpelCom Ltd. (“VimpelCom”) as of December 31, 2011 and for the two years then ended and the effectiveness of internal control over financial reporting of VimpelCom as of December 31, 2011 included in its Annual Report on Form 20-F for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG ACCOUNTANTS LLP

Amsterdam, the Netherlands

August 14, 2012